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Exhibit 10.76

AMENDED AND RESTATED
MIDWAY INCENTIVE PLAN

Midway Games Inc.
Midway Amusement Games, LLC
Midway Home Entertainment Inc.
Midway Games West Inc.
Surreal Software Inc.
Midway Studios—Austin Inc.
Midway Studios—Los Angeles Inc.

1.     Purpose

        For the purpose of providing Eligible Employees with greater incentive to exert their efforts on behalf of the Company and to encourage their continued provision of services to the Company, Midway Games Inc., Midway Amusement Games, LLC, Midway Home Entertainment Inc., Midway Games West Inc., Surreal Software Inc., Midway Studios—Austin Inc., and Midway Studios—Los Angeles Inc. (collectively, the "Company") hereby establish a bonus incentive plan known as the "Midway Incentive Plan" (the "Bonus Plan"). The Bonus Plan will serve to focus the attention and efforts of its participants on the financial and operational goals of Midway Games Inc. ("Midway"), and the participants' individual performance goals, and will provide an incentive and reward for the Bonus Plan participants who achieve those goals. The Bonus Plan offers participants the opportunity to be awarded substantial bonuses based on a combination of Midway's financial performance and management's evaluation of the degree to which that individual meets his or her individual performance goals.

2.     Certain Definitions

        "Actual Net Income" shall mean Midway's Net Income for the Year, as determined in the sole discretion of Management.

        "Base Salary" shall mean the annual before-tax cash compensation rate for the Eligible Employee as of July 1 of the Year, excluding bonus awards, amounts related to the exercise of options, contributions to employee benefit plans, and other compensation not designated as regular salary.

        "Company" shall mean Midway Games Inc., Midway Amusement Games, LLC, Midway Home Entertainment Inc., Midway Games West Inc., Surreal Software Inc., Midway Studios—Austin Inc., and Midway Studios—Los Angeles Inc., collectively.

        "Eligible Employees" shall mean certain regular, full-time employees who:

        (1)   are classified by the Company as exempt for Fair Labor Standards Act purposes;

        (2)   have a Base Salary of at least $50,000 for the relevant Year;

        (3)   are not eligible for the Design Team Bonus Plan or any sales incentive or commission compensation plan;

        (4)   are actively employed by the Company for at least six (6) months of the relevant Year; and

        (5)   are actively employed by the Company on the date the bonus is paid.

        "Management" shall mean the Chairman of Midway or such officer(s) as may be designated by the Chairman to act on his behalf with respect to this Bonus Plan.

        "Midway" shall mean Midway Games Inc., a Delaware corporation.

        "Net Income" for a period shall mean Midway's net income for the period as stated in Midway's audited consolidated financial statements for the period, but excluding unusual and non-recurring or extraordinary items (net of any related tax effects), as determined in the sole discretion of Management.

        "Target Net Income" shall mean Midway's target goal for Net Income for the Year, as determined in the sole discretion of Management.

        A "Year" is the period from January 1 to the following December 31. The first Year under this Bonus Plan is January 1, 2005 through December 31, 2005.

3.     Calculation of Bonus Amounts

        Bonuses will be calculated under this Bonus Plan for Eligible Employees based on a combination of the financial performance of Midway and Management's evaluation of the degree to which an Eligible Employee meets his or her individual performance goals. The calculation of bonuses will be in accordance with the following formula:

  Base Salary × Employee Target Bonus Percentage × Individual Performance Percentage ×
      Company Performance Percentage × Company Performance Allocation

plus

  Base Salary × Employee Target Bonus Percentage ×
      Individual Performance Percentage × Individual Performance Allocation

    = Bonus Paid

        Employee Target Bonus Percentage:    Management, in its sole discretion, will assign each Eligible Employee an Employee Target Bonus Percentage based, among other things, on such employee's standing within the Company.

        Company Performance Percentage:    After Midway's fiscal year end results have been determined by the Company in its sole discretion, Management will calculate the Company Performance Percentage. This determination will be based on a comparison of Midway's Actual Net Income versus Midway's Target Net Income for the Year.

        If Actual Net Income equals Target Net Income, the Company Performance Percentage will be 100%.

        The Company Performance Percentage will be increased to the extent Actual Net Income exceeds Target Net Income, at a rate determined by Management for the Year (which rate shall be communicated by Management to the Eligible Employees on or prior to July 1 of such Year), up to a maximum Company Performance Percentage determined by Management for the Year (which maximum shall be communicated with such rate).

        The Company Performance Percentage will be decreased to the extent Actual Net Income is less than Target Net Income, at a rate determined by Management for the Year (which rate shall be communicated by Management to the Eligible Employees on or prior to July 1 of such Year), provided, however, if Actual Net Income is below a minimum percentage determined by Management of Target Net Income (which minimum shall be communicated with such rate), the Company Performance Percentage will be zero.

        Individual Performance Percentage: Each Eligible Employee will be assigned individual performance goals they are expected to achieve during the Year. These goals will be assigned by Management based on the overall goals of the Company and the individual employee's responsibilities as they relate to the Company's goals. As soon as practical after the end of the Year, each Eligible Employee will receive an annual review of his or her performance, measured against the individual performance goals that were established for the Year. Management, in its sole discretion, will assign each Eligible Employee an Individual Performance Percentage based on such review that reflects the extent to which the Eligible Employee's performance failed to meet, met or exceeded expectations based on the goals.

        Individual Performance Allocation:    Each Year, Management will establish for all Eligible Employees a percentage allocation of the potential Bonus Paid for such Year applicable only to individual performance, rather than company performance combined with individual performance. Such percentage will be communicated by Management to the Eligible Employees on or prior to July 1 of such Year.

        Company Performance Allocation:    For each Year, the Company Performance Allocation will be one hundred percent (100%) minus the Individual Performance Allocation.

        Adjustments to Percentages:    Any Eligible Employee who changes job responsibilities during the Year, or otherwise becomes eligible to participate in the Bonus Plan during the Year may receive an adjusted or prorated Employee Target Bonus Percentage and Individual Performance Goals, at the sole discretion of Management.

4.     Sample Bonus Calculations

        Once all percentages have been determined, bonuses will be calculated as set forth in the following examples:

Employee Target Bonus Percentage	=	10%
Company Performance Percentage	=	100%
Individual Performance Percentage	=	100%
Individual Performance Allocation	=	20%
Bonus = 10% of Base Salary ((10% × 100% × 100% × 80%) + (10% × 100% × 20%))
Employee Target Bonus Percentage	=	10%
Company Performance Percentage	=	140%
Individual Performance Percentage	=	150%
Individual Performance Allocation	=	20%
Bonus = 19.8% of Base Salary ((10% × 140% × 150% × 80%) + (10% × 150% × 20%))
Employee Target Bonus Percentage	=	10%
Company Performance Percentage	=	80%
Individual Performance Percentage	=	50%
Individual Performance Allocation	=	20%
Bonus = 4.2% of Base Salary ((10% × 80% × 50% × 80%) + (10% × 50% × 20%))
Employee Target Bonus Percentage	=	10%
Company Performance Percentage	=	0%
Individual Performance Percentage	=	100%
Individual Performance Allocation	=	20%
Bonus = 2% of Base Salary ((10% × 0% × 100% × 80%) + (10% × 100% × 20%))

5.     Distribution of Bonuses

        As soon as practicable after Management has completed its calculations under this Bonus Plan, approximately April 1st, the Bonuses shall be distributed to Eligible Employees. The amount of Bonus for any such employee is to be determined by Management in its sole discretion. All Bonuses paid shall be subject to applicable withholding taxes. Bonuses paid to officers of Midway may be subject to prior approval of the Compensation Committee of the Board of Directors of Midway.

6.     Entire Agreement

        This Bonus Plan replaces and supersedes all programs of the Company under which the Eligible Employees receive bonuses. In addition, this Bonus Plan supersedes and replaces any and all prior and contemporaneous agreements with respect to bonuses, whether written or oral, between the Company and any other party, including, without limitation, any Eligible Employee.

7.     Reservation of Rights

        This Bonus Plan is not a contract. The continuation of the Bonus Plan is at the sole discretion of the Company, and the Company reserves the right to revise, modify, amend, rescind or cancel this Bonus Plan at any time and for any reason, with or without notice. All determinations by the Company regarding the Bonus to be received by each Eligible Employee are at the discretion of Management and shall be deemed final upon distribution to such Eligible Employee. Any decision by the Company to not exercise one or more of its rights under this Bonus Plan shall not be deemed a waiver of its right to exercise such rights in the future.

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AMENDED AND RESTATED MIDWAY INCENTIVE PLAN